Exhibit 23.1

Nevada Office: 770 East Warm Springs Road Suite 225 Las Vegas, Nevada 89119 702.413.6000 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Safe Pro Group, Inc. (File No. 333-282276) or our report dated March 31, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Safe Pro Group, Inc. as of December 31, 2024 and for the year then ended, included in this Annual Report on form 10-K for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP

Las Vegas, Nevada

March 28, 2025

PCAOB ID No. 587

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